UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP

OUTERBRIDGE CAPITAL MANAGEMENT, LLC

OUTERBRIDGE PARTNERS GP, LLC

OUTERBRIDGE BARTLEBY FUND, LP

OUTERBRIDGE BARTLEBY GP, LLC

RORY WALLACE

[WENDI B. CARPENTER

SIDNEY E. FUCHS

JONATHAN D. WACKROW]

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED OCTOBER 15, 2021

OUTERBRIDGE PARTNERS, LP

___________________, 2021

Dear Fellow Comtech Stockholders:

Outerbridge Partners, LP, a Delaware limited partnership (“Outerbridge Partners”), and its affiliates (collectively, “Outerbridge” or “we”) are significant stockholders of Comtech Telecommunications Corp., a Delaware corporation (“Comtech” or the “Company”), who beneficially own, in the aggregate, 1,314,030 shares of common stock, $0.10 par value per share (the “Common Stock”), of the Company, constituting approximately 4.9% of the outstanding shares of Common Stock. For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Board of Directors of the Company (the “Board”) are necessary in order to ensure that Comtech is managed and overseen in a manner consistent with your best interests. We have nominated a slate of [three (3)] highly qualified director candidates for election to the Board at the Company’s upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”).

Comtech is a fundamentally sound company with exciting product lines such as satellite ground stations, enhanced 911 call routing, and mission critical communications equipment. However, it remains deeply undervalued despite the Company’s promising future prospects. Comtech has suffered from a prolonged period of significant stock price underperformance, questionable capital allocation decisions, a failed M&A strategy, poor executive succession planning, a lack of transparency and accountability, and troubling corporate governance practices.

Comtech is at an important juncture and faces critical decisions about its future direction. Despite our sincere and repeated efforts to engage constructively with the Company to reach a mutually agreeable resolution to address our concerns, our engagement has been met with, among other issues, continuous delays, a lack of transparency and urgency, and misrepresentations.

We believe Comtech’s tremendous upside potential has ultimately failed to materialize due to the Board’s lack of relevant industry expertise and true independence, both of which have rendered the Board incapable of guiding management to proper decisions on strategy, capital allocation, and corporate governance. The Board’s most recent decision to appoint Comtech’s President and Chief Operating Officer Michael Porcelain as the Company’s next Chief Executive Officer further reinforces our concerns regarding the Board’s ability to provide effective oversight of the Company. Mr. Porcelain and outgoing CEO Fred Kornberg have failed to create value for Comtech stockholders over the span of not just years, but decades. Prior to his appointment as COO and President, Mr. Porcelain served as Comtech’s Chief Financial Officer for twelve years, during which time the Company suffered sharp declines in organic revenues and profits and failed to generate a compelling return from allocated capital.

We believe the double-digit decline in Comtech’s share price in response to the planned appointment of Mr. Porcelain as Comtech’s next CEO and a disappointing FY21 earnings announcement has again illustrated stockholders’ lack of faith in Comtech’s management team and Board. This marks the eighth consecutive quarter of a negative market reaction to a Comtech earnings announcement as investors have grown weary of uninspiring results.

Our goal is to help create value for the benefit of all stockholders. We believe a critical step towards achieving this objective is to enhance the Board with directors who have appropriate and relevant skill sets and will provide renewed accountability, as well as a singular focus on the best interests of common stockholders. The [three (3)] directors we have nominated – [Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow] (each a “Nominee” and collectively, the “Nominees”) - are independent, accomplished, and highly capable individuals that possess deep familiarity with Comtech’s key markets, customers, and technologies, including Next Generation 911, commercial satellite, and government communications systems. They have deep operational, financial, and strategic experience within the government, satellite, law enforcement, and public safety sectors, in addition to backgrounds in mergers and acquisitions, crisis and risk management, leadership, and public company governance.

The Company has a classified Board. There are currently [eight (8)] directors serving on the Board and the Company has announced that there are three (3) directors who will be retiring at the conclusion of the Annual Meeting. Based on publicly available information, we believe [two (2)] directors have terms expiring at the Annual Meeting. The attached Proxy Statement and enclosed WHITE proxy card is soliciting proxies to elect only our Nominees. Accordingly, the enclosed WHITE proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees. The names, backgrounds, and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. Your vote to elect our Nominees will have the legal effect of replacing [two (2)] incumbent directors with our Nominees. If elected, our Nominees will constitute a minority on the Board – accordingly, there can be no guarantee that our Nominees will be able to implement the actions that they believe are necessary to maximize stockholder value.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating, and returning the enclosed WHITE proxy card today. The attached Proxy Statement and the enclosed WHITE proxy card are first being furnished to the stockholders on or about [____________], 2021.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating, and returning a later dated WHITE proxy card or by voting at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Harkins Kovler, LLC, which is assisting us, at its address and toll-free number listed below.

Thank you for your support,

Outerbridge Partners, LP
Rory Wallace

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of the Investor Group’s proxy materials,

please contact:

3 Columbus Circle, 15th Floor

New York, NY 10019

Stockholders call toll free at +1 (800) 257-3995

Email: CMTL@harkinskovler.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED October 15, 2021

2021 ANNUAL MEETING OF STOCKHOLDERS
OF
COMTECH TELECOMMUNICATIONS CORP.
_________________________

PROXY STATEMENT
OF
OUTERBRIDGE PARTNERS, LP
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

Outerbridge Partners, LP (“Outerbridge Partners”), Outerbridge Partners GP, LLC (“Outerbridge GP”), Outerbridge Bartleby Fund, LP (“Outerbridge Bartleby Fund”), Outerbridge Bartleby GP, LLC (“Outerbridge Bartleby GP”), Outerbridge Capital Management, LLC (“Outerbridge Capital”) and Rory Wallace (collectively, “Outerbridge” or “we”) are significant stockholders of Comtech Telecommunications Corp., a Delaware corporation (“Comtech” or the “Company”), who beneficially own in the aggregate 1,314,030 shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company, representing approximately 4.9% of the Company’s outstanding shares of Common Stock. This Proxy Statement and the enclosed WHITE proxy card are first being mailed to stockholders on or about [____________], 2021.

We believe that change on the Board of Directors of the Company (the “Board”) is necessary to ensure that the Company is being run in a manner consistent with stockholders’ best interests. We have nominated [three (3)] highly qualified independent directors for election to the Board at the Company’s Annual Meeting of Stockholders scheduled to be held on [__________], 2021 at [_:___ _.m.], Eastern Standard Time, at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, NY 11747 (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).

Stockholders are being asked to take the following actions at the Annual Meeting:1

1.	To elect Outerbridge Partners’ [three (3)] director nominees, [Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow] (each a “Nominee” and collectively, the “Nominees”), to the Board for terms expiring at the Company’s first annual meeting following the end of its fiscal year ending [July 31, 2024] and until their respective successors have been duly elected and qualified;
2.	To conduct an advisory vote on the compensation of the Company’s Named Executive Officers as disclosed in the Company’s proxy statement;

1 As of the date of this Proxy Statement, the Company’s proxy statement has not yet been filed with the Securities and Exchange Commission (the “SEC”). Accordingly, certain information in this Proxy Statement, including, among other things, the specific proposals to be voted upon, the number of directors up for election, whether the Annual Meeting will be held virtually, and the date and time of the Annual Meeting, are not yet publicly available. Once the Company files its proxy statement and publicly discloses this information, we will update this Proxy Statement to include such information.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2022; and
4.	[To approve an amendment to the Company’s Restated Certificate of Incorporation (the “Charter”) to declassify the Board (the “Declassification Proposal”)].

The Company has a classified Board, which is currently divided into three (3) classes. Based on publicly available information, we believe that the terms of [two (2)] directors will expire at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our [three (3)] Nominees in opposition to the Company’s [two (2)] director nominees. Accordingly, the enclosed WHITE proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees. See the “Voting and Proxy Procedures” section of this Proxy Statement for additional information. You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications, and other information concerning the Company’s nominees. If elected, our Nominees will constitute a minority on the Board and there can be no guarantee that our Nominees will be able to implement any actions that they may believe are necessary to maximize stockholder value.

As of October [--], 2021, Outerbridge collectively owns an aggregate of 1,314,030 shares of Common Stock. Outerbridge intends to vote their shares FOR the election of the Nominees, [ABSTAIN] from the non-binding “say on pay” vote to approve the named executive officer compensation, [FOR] the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2022, and FOR the Declassification Proposal.

The Company has set the close of business on [______], 2021 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). The mailing address of the principal executive offices of the Company is 68 South Service Road, Suite 230, Melville, NY 11747. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were ______ shares of Common Stock outstanding.

THIS SOLICITATION IS BEING MADE BY OUTERBRIDGE AND THE OTHER PARTICIPANTS IN ITS SOLICITATION (COLLECTIVELY, THE “INVESTOR GROUP”) AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH THE INVESTOR GROUP IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED WHITE PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

THE INVESTOR GROUP URGES YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

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IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our WHITE proxy card are available at _______

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IMPORTANT

Your vote is important, no matter how many or few shares of Common Stock you own. The Investor Group urges you to sign, date, and return the enclosed WHITE proxy card today to vote FOR the election of the Nominees and in accordance with the Investor Group’s recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed WHITE proxy card and return it to the Investor Group, c/o Harkins Kovler, LLC (“Harkins Kovler”), in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a WHITE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating, and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our Nominees only on our WHITE proxy card. So please make certain that the latest dated proxy card you return is the WHITE proxy card.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of the Investor Group’s proxy materials,

please contact:

3 Columbus Circle, 15th Floor

New York, NY 10019

Stockholders call toll free at +1 (800) 257-3995

Email: CMTL@harkinskovler.com

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Background to the Solicitation

The following is a chronology of material events leading up to this proxy solicitation:

•	In November 2020, Outerbridge began building its stockholder position in Comtech based on its evaluation of the Company’s publicly available information and its belief that the stock was undervalued.
•	On June 8, 2021, Outerbridge sent an email to Michael Porcelain, the Company’s President and Chief Operating Officer, who was listed as the Company’s Investor Relations contact, in order to schedule a call to begin a discussion about the Company’s performance issues. Outerbridge also attempted to reach Mr. Porcelain by telephone several times, but was unable to get through to him through the Company’s main telephone line.
•	On June 14, 2021, after not having received a response from Mr. Porcelain, Outerbridge issued a press release and public letter to the Board expressing its belief that while Comtech continues to be a market leader with best-in-class products and strong growth prospects, the Company has been and remains significantly undervalued in the public markets due to, among other things, poor corporate governance, a history of capital misallocation, and a lack of executive succession planning. Outerbridge further stated that due to the issues plaguing the Company and both the Board’s and management’s apparent lack of urgency in addressing these matters, Outerbridge urged Comtech to commence a process to review strategic alternatives. Outerbridge concluded by stating its intended desire was to have a productive dialogue with the Board and management to discuss these concerns.
•	On June 16, 2021, the Company issued a press release acknowledging receipt of Outerbridge’s June 14th letter.
•	On June 18, 2021, Mr. Wallace sent an email to Mr. Porcelain and Michael Bondi, the Company’s Chief Financial Officer, attempting to follow up on the June 14th letter. At this time, Outerbridge had not received a response to any of its attempted outreach to the Company. Mr. Wallace stated in the email that Outerbridge would welcome the opportunity to discuss its concerns in more detail, ideally with members of senior management and the Company’s lead independent director, in order to engage in a constructive dialogue regarding opportunities to enhance stockholder value.
•	On June 21, 2021, Mr. Porcelain sent an email to Outerbridge to arrange for an introduction between the parties.
•	On June 25, 2021, Mr. Wallace had a virtual meeting with Mr. Porcelain and we believe Mr. Bondi was present as well although he did not speak. During the meeting, the parties discussed the Company’s failed M&A strategy and aspects of the Company’s various business segments. At Outerbridge’s request, Mr. Porcelain agreed to facilitate a meeting between Outerbridge and members of the Board.
•	On June 28, 2021, Mr. Wallace sent an email to Mr. Porcelain following up on the June 25th meeting and seeking to schedule a meeting with members of the Board. The parties were able to arrange a meeting in late July.
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•	On July 22, 2021, Comtech issued a press release announcing that Judy Chambers had been appointed to the Board, that three long tenured directors, Edwin Kantor, Ira Kaplan, and Robert Paul (the entire Nominating and Governance Committee), would be retiring from the Board at the conclusion of the Annual Meeting, which the Company anticipates holding in December 2021, and that following the conclusion of the meeting, Lawrence Waldman will become Lead Independent Director and the size of the Board will be reduced to five members.
•	Later on July 22, 2021, Mr. Wallace met with Messrs. Kornberg and Porcelain at the Company’s headquarters in Melville, New York. Mr. Wallace explained Outerbridge’s view that the Company’s next generation 911 emergency systems business was particularly undervalued due to poor financial reporting, a lack of articulated growth and profitability targets, and that a strategic review of the Company could lead to various value enhancing opportunities. Mr. Wallace stated Outerbridge’s view that there is likely to be strategic interest in the Company at a healthy premium and the Board owes a fiduciary duty to stockholders to explore potential offers and determine the best course for the Company to pursue. Mr. Wallace indicated that if the Company elected to remain a standalone, the addition of new directors with relevant skill sets, utilizing the Company’s share buyback mechanism, holding an investor day, and generally upgrading the Company’s investor relations program would all be advisable. Mr. Wallace concluded by requesting a meeting with the independent members of the Board.
•	Following the July 22nd meeting, Mr. Wallace emailed and called Mr. Kornberg to schedule a one on one discussion. After some back and forth communications, the parties were able to schedule a call for August 6, 2021.
•	On July 30, 2021, Mr. Wallace sent an email to Mr. Kornberg summarizing Outerbridge’s concerns with the Company that were discussed at the July 22nd meeting. Mr. Wallace also acknowledged the Company’s recently announced governance changes and noted that while Outerbridge is encouraged by these actions, additional governance and operational changes are needed to fully unlock the Company’s potential. To that end, Outerbridge shared its belief that appropriate stockholder representation and relevant industry experience were urgently needed on the Board and, in addition, the Board should create a Strategic Committee to fully explore strategic alternatives and appropriate plans for executive succession. Mr. Wallace stated that it was Outerbridge’s hope to work collaboratively with the Board to address the Company’s issues, but that it was prepared to nominate directors if necessary.
•	Also on July 30, 2021, Outerbridge was informed that Mr. Porcelain had apparently conducted unsolicited outreach to other Comtech stockholders and dispensed misleading information regarding Outerbridge’s intentions and engagement with the Company and other stockholders.
•	On August 6, 2021, Mr. Wallace had a virtual meeting with Messrs. Kornberg and Waldman. Mr. Wallace reiterated that Outerbridge was encouraged by the Board’s appointment of Judy Chambers and the retirement of three long-tenured directors, but that more change is necessary to ensure the Company is operating in the best interest of its stockholders, while noting that classified boards were a dated and stockholder-unfriendly structure. Mr. Wallace noted that Outerbridge had identified two director candidates with government, satellite, transactional, and prior public company experience who would add great value to the Board. Messrs. Kornberg and Waldman encouraged Mr. Wallace to forward the relevant contact information. Mr. Wallace stated that a strategic review would likely yield a number of suitors and an attractive value enhancing opportunity, but that the Company also had significant potential for standalone growth under the right circumstances. Mr. Wallace specifically informed Messrs. Kornberg and Waldman that two things he understood stockholders did not want were an internal promotion of management to Chief Executive Officer without a thorough executive search, nor an additional large M&A deal.
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•	On August 9, 2021, Mr. Wallace emailed Messrs. Kornberg and Waldman, copying Nominating and Governance Committee Chair Judy Chambers, thanking them for their time regarding the August 6th call and attaching a private letter further reiterating Outerbridge’s strong preference to work collaboratively with the Company and describing the biographies of two potential candidates for the Board. Mr. Wallace underscored that the complexity of Comtech’s business, the potential growth opportunities, and the need to deliver value for its stockholders warranted further changes by the Company, namely, additional director appointments and corporate governance reforms. Mr. Wallace noted that the Board did not include any independent directors with direct experience in the commercial satellite industry, public safety, or government contracting spaces. Mr. Wallace stated that Outerbridge’s strong preference was to work collaboratively and in a timely fashion with the Board to address these and other necessary changes.
•	On August 12, 2021, Outerbridge was once again informed that Mr. Porcelain was apparently making misleading statements to Comtech stockholders in an effort to push a false narrative about Outerbridge’s intentions and engagement with the Company and other stockholders.
•	On August 16, 2021, Comtech issued a press release announcing its intention to submit a plan to Comtech stockholders at the Annual Meeting to eliminate staggered three-year terms for its directors and to have each director be annually elected. However, the press release did not specify whether the declassification of the Board, if approved, would take effect immediately at the Annual Meeting, or if it would occur over a more extended timeframe.
•	On August 18, 2021, one of the candidates Outerbridge submitted to Comtech on August 9, 2021 met Mr. Kornberg for an in-person interview at Comtech’s corporate headquarters in Melville, New York. This candidate made himself available for follow-up meetings, but these were never scheduled and we were informed that the independent members of the Board never contacted this candidate directly. We understand that Mr. Kornberg later informed this candidate that a follow-up meeting would likely need to be scheduled after September 6, 2021.
•	On August 19, 2021, Mr. Wallace emailed Messrs. Kornberg and Waldman and Ms. Chambers expressing continued interest in working collaboratively to achieve a mutual resolution and delivered a private letter to the Board reiterating certain measures the Company could take to improve corporate governance and maximize stockholder value, including, among others, a commitment to immediately declassify the Board, optimize financial reporting, the addition of directors with relevant industry expertise, and a fulsome evaluation of succession planning and strategy at Comtech. Mr. Wallace also reminded the Board of the upcoming nomination deadline for the Annual Meeting and reiterated Outerbridge’s desire to reach a constructive outcome for Comtech. Mr. Wallace underscored that he had still not received a response to Outerbridge’s August 9th letter from any of the independent members of the Board, nor any indication of the Board’s willingness to achieve a cooperative framework with Outerbridge as referenced in the August 9th letter.
•	On August 23, 2021, the other candidate Outerbridge submitted to Comtech on August 9, 2021 participated in a telephonic interview with Mr. Kornberg. This candidate made himself available for follow-up meetings, but these were never scheduled and we were informed that the independent members of the Board never contacted this candidate directly.
•	On August 25, 2021, Messrs. Kornberg and Wallace had a telephone call where they discussed the Board’s interviews of Outerbridge’s director candidates, the Board’s stance on adding new independent directors, the Company’s engagement with other stockholders, and the views of other stockholders and the market regarding Outerbridge’s engagement with the Company. The parties also discussed exchanging terms for a potential agreement between Outerbridge and the Company.
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•	From late-August 2021 to early-September 2021, Messrs. Kornberg and Wallace exchanged a number of emails. Among other topics discussed, Mr. Wallace asked Mr. Kornberg to introduce the Company’s counsel to Outerbridge’s counsel so the parties could work on drafting a formal agreement. Mr. Kornberg responded that the Company was evaluating Outerbridge’s director candidates in the same manner it would evaluate any potential candidate, so that an agreement seemed unnecessary. Mr. Wallace explained that any such agreement would envision Outerbridge’s candidates being added to the Board in exchange for Outerbridge agreeing to certain customary standstill provisions with the Company. Mr. Kornberg reiterated that the Board’s process for evaluating director candidates, including those proposed by Outerbridge, was ongoing, and that the Board may be unable to meet with Outerbridge’s candidates until after September 6, 2021. Mr. Wallace again underscored the importance of Outerbridge speaking with the independent members of the Board, including the Chair of the Nominating and Governance Committee, Judy Chambers.
•	On September 7, 2021, months after requesting a conversation with the independent members of the Board, Mr. Wallace sent an email to Ms. Chambers seeking to begin a direct dialogue with her in her role as chair of the Nominating and Governance Committee regarding Outerbridge’s concerns with the Company’s board composition and corporate governance practices. Mr. Wallace expressed his concern that Outerbridge had not received any proactive outreach from either the independent Board or its advisors in the nearly three months since Outerbridge filed its letter publicly. Mr. Wallace indicated that, as Outerbridge had made clear it would do in the absence of a cooperative resolution with Comtech, Outerbridge had decided to nominate independent director candidates to the Board. Mr. Wallace explained that “each of [Outerbridge’s] candidates boasts highly relevant experience in one or more key areas of Comtech’s business, including public safety and NG-911, government, and satellite technology. [Outerbridge’s] candidates are knowledgeable, versatile, eager, and open-minded, and [Outerbridge is] confident they will be shareholder aligned and help guide management to strong results.” Mr. Wallace noted that “[Outerbridge’s] goal is to help Comtech make prudent choices that are in the interests of the Company and its public shareholders.” Mr. Wallace indicated his desire to speak directly with Ms. Chambers at her earliest convenience.
•	Also on September 7, 2021, Mr. Wallace sent an email to Messrs. Kornberg and Waldman and Ms. Chambers stating Outerbridge’s hope that its candidates would have been interviewed by members of the independent Board prior to this late juncture (given the nomination deadline was in two days), and that Outerbridge would be farther along in its direct conversations with the independent Board towards reaching a cooperative framework. Mr. Wallace indicated that Outerbridge intended to exercise its rights as stockholders to formally nominate director candidates for election to the Board at the Annual Meeting. Mr. Wallace stated that Outerbridge “remain[ed] hopeful for a constructive outcome that positions Comtech and its shareholders for a successful future and continue[d] to await direct outreach from the Independent Board and Comtech’s counsel to reach such a mutual resolution.”
•	Also on September 7, 2021, Ms. Chambers sent Mr. Wallace an email in response to his earlier message indicating that the Board intended on proceeding with its evaluation of Outerbridge’s previously proposed candidates.
•	On September 8, 2021, with the Company’s stockholder nomination deadline looming, and given the Board’s protracted approach to interviewing Outerbridge’s privately proposed director candidates and unwillingness to engage on a cooperative framework with Outerbridge, Outerbridge delivered a letter to the Board (the “Nomination Letter”) nominating the Nominees for election to the Board at the Annual Meeting.
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•	Also on September 8, 2021, Outerbridge issued a press release and public letter to the Board announcing its delivery of the Nomination Letter and highlighting the urgent need for independent directors on the Board with relevant industry expertise in order to address the Company’s historical issues involving strategy, capital allocation, and corporate governance.

•	On September 9, 2021, Comtech issued a press release acknowledging receipt of the Nomination Letter.
•	On September 14, 2021, Ms. Chambers sent an email to Mr. Wallace seeking to arrange a call between Mr. Wallace, herself, and Mr. Waldman.
•	On September 17, 2021, Ms. Chambers and Messrs. Waldman and Wallace had a telephone call. On the call, the parties discussed the potential and unnecessary costs and distractions that a public proxy contest would entail, high-level terms of what a potential settlement framework may look like, and Outerbridge’s aforementioned concerns with the Company along with additional issues, including, executive succession planning, the Company’s financial reporting, and the Board’s willingness and ability to hold management accountable. Mr. Wallace underscored the importance of involving each party’s counsel in discussions concerning a cooperative resolution. Ms. Chambers and Mr. Waldman stated they would bring the topics discussed to the attention of the Board and would reply to Outerbridge when possible, but were unsure when that would be. Both during the telephone call and in a follow-up email, Mr. Wallace offered to meet with one or both of Ms. Chambers and Mr. Waldman in person the following week, but neither Ms. Chambers nor Mr. Waldman availed themselves of this offer.
•	On September 28, 2021, Ms. Chambers sent an email to Mr. Wallace, copying Mr. Waldman, inquiring about the Nominees’ contact information so the Board could interview them as part of its ongoing director evaluation process.
•	On September 29, 2021, Mr. Wallace replied to Ms. Chambers and Mr. Waldman that Outerbridge would be happy to arrange for interviews with the Nominees, but that it was concerned there was no mention about progressing any settlement discussion in parallel with the Nominee interviews. Mr. Wallace also sought to set the record straight regarding Outerbridge’s reasons for nominating the Nominees, which Outerbridge identified by engaging a highly regarded executive search firm, and not the previously proposed candidates. Mr. Wallace explained that the previously proposed candidates had professional obligations that ultimately prevented them from serving on a dissident stockholder slate. Mr. Wallace suggested he, Ms. Chambers, and Mr. Waldman schedule a time to discuss the specific terms of a potential settlement agreement without further delay, with each party’s legal counsel on the call, and that these negotiations could run in parallel with the Nominee interview process.
•	Over the next few days, Mr. Wallace and Ms. Chambers worked to schedule times for each of the Nominees to speak with certain members of the Independent Board.
•	On October 4, 2021, the same day of its quarterly earnings call, Comtech announced that Mr. Porcelain will succeed Mr. Kornberg as Chief Executive Officer and join the Board by the end of the 2021 calendar year. The Company also announced the Mr. Porcelain will continue as President and that Mr. Kornberg will transition to non-executive Chairman at such time, and serve as an advisor to the Company on technology matters.
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•	On October 6, 2021, Outerbridge issued a press release and letter to the Board expressing its belief that stockholders have lost confidence in the Company’s leadership as evidenced by the double-digit decline in Comtech’s share price after the Company’s announcement of the planned appointment of Mr. Porcelain as CEO and disappointing FY21 results. Outerbridge further highlighted the Company’s long-term underperformance, its lack of attention to strategic opportunities, and history of failed M&A strategy. Outerbridge also expressed its belief that its Nominees would bring essential experience and expertise to the Board and help unlock the Company’s substantial intrinsic value.
•	Also on October 6, 2021, Mr. Wallace had a telephone call with Ms. Chambers and Mr. Waldman during which Ms. Chambers and Mr. Waldman refused to allow Outerbridge’s counsel to join the line and also refused to disclose both the identity of the Company’s counsel, and whether the Company in fact has outside counsel advising on this process. During the call, the parties discussed recent feedback received from stockholders and industry analysts, which Ms. Chambers and Mr. Waldman described as “mostly positive”; the Company’s executive succession and strategic planning; and the Board’s interviews of the Nominees. Ms. Chambers and Mr. Waldman would not say whether the Board was open to reaching a cooperative agreement.
•	Later on October 6, 2021, Comtech issued a press release confirming receipt of Outerbridge’s public letter.
•	Between October 8 and October 12, 2021, the Nominees attended virtual interviews with certain independent members of the Board.
•	Over the course of the next couple days, Ms. Chambers followed up with certain of the Nominees to schedule additional interviews.
•	On October 13, 2021, Ms. Chambers asked Mr. Wallace for the background information that the executive search firm had put together on the Nominees, including any background checks.
•	Later on October 13, 2021, Mr. Wallace responded to Ms. Chambers that it was Outerbridge’s view that the Nominating and Governance Committee should adhere to its own separate and distinct process for vetting nominees and conducting related background checks, without relying on stockholder assistance. Mr. Wallace also explained that Outerbridge’s persistent and proactive efforts to reach a cooperative framework with the Board and avoid a proxy contest had been met with the Board’s stubborn failure to make its counsel available to Outerbridge in furtherance of such an accord. Mr. Wallace indicated that, despite the Board’s apparent failure to offer this gesture of good faith, which left Outerbridge without any indication of whether the Board intended to engage in a bona fide negotiation, Outerbridge had extended the courtesy of making its Nominees available for interviews. Mr. Wallace made clear, however, that Outerbridge would not be making its Nominees available for any further interviews until the parties made substantive progress towards a mutually agreeable framework. Failing this, Mr. Wallace stated, Outerbridge would move forward with the proxy contest and let Comtech’s stockholders decide which individuals were more qualified and experienced to serve on the Board.
•	On October 15, 2021, Outerbridge filed this preliminary proxy statement.

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REASONS FOR THE SOLICITATION

WE BELIEVE THAT SIGNIFICANT REFRESHMENT ON THE COMTECH BOARD IS NEEDED NOW

We believe that Comtech is deeply undervalued and that significant opportunities exist to unlock substantial value for all stockholders. However, we believe that urgent change is needed on the Board to enhance management oversight, provide renewed accountability, and ensure a focus on stockholders’ interests.

As one of the Company’s largest stockholders, we have spent months fruitlessly seeking to collaboratively engage with the Board to address our concerns, including the Company’s longtime stock price underperformance, history of poor capital allocation decisions, failed M&A strategy, poor executive succession planning, troubling corporate governance practices, suboptimal financial reporting, dearth of relevant industry expertise on the Board, lack of transparency and accountability, and, most importantly, an apparent disregard for creating value for stockholders. During the period leading up to this solicitation, our sincere hope was to address these concerns privately with the Board and management to avoid the distraction and cost of a public contest. However, in our view, our engagement was marred by delays, misrepresentations, and a lack of transparency. Given the Board’s behavior and seeming disregard for the concerns of one of its largest stockholders, together with the lack of relevant expertise and skill sets of its independent members, we felt compelled to nominate our [three (3)] highly qualified and independent Nominees for election at the Annual Meeting, who we believe will bring much needed accountability and insight to the boardroom and will seek to maximize value for all stockholders.

While the Board may have undertaken and committed to certain corporate governance improvements reflecting a step in the right direction, we question whether these changes would have occurred absent our involvement. More importantly, we do not believe these steps are a remedy for the serious issues plaguing the Company. Additional change is required at this critical juncture to ensure that the interests of stockholders are protected and paramount in the boardroom.

Furthermore, the Company’s most recent announcement of the planned appointment of Mr. Porcelain as Comtech’s next CEO and member of the Board only underscores our concerns. Prior to his appointment as COO and President, Mr. Porcelain served as Comtech’s CFO for twelve years. His executive tenure at Comtech has been marred by sharp declines in organic revenues and profits, and a consistent failure to generate a compelling return from allocated capital. His promotion to CEO effects a doubling down on executive underperformance that has plagued the Company for more than a decade and has been condoned by a Board that apparently refuses to address its deficiencies in subject matter expertise and relevant experience.

It has become clear to us that an enhanced Board with fresh perspectives, operational expertise, and strategic acumen is urgently required to put Comtech on a better path forward. We are therefore seeking your support to elect our [three (3)] highly qualified Nominees at the Annual Meeting, who, in our view, would add relevant and significant financial and industry experience to the Board as well as fresh and independent perspectives, and who are open to considering all pathways forward for the Company with the best interests of stockholders in mind at all times.

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WE ARE CONCERNED BY THE COMPANY’S PROLONGED STAGNATION AND STOCK PRICE UNDERPERFORMANCE

The Company Has Underperformed its Peers and Relevant Indices Over Almost Every Relevant Time Period

Comtech’s returns have lagged the peer median and relevant indices on a 1-, 3-, 5, and 10-year basis. We believe the incumbent Board and management team must be held accountable for the Company’s prolonged and dramatic stock price underperformance.

Unaffected Total Stockholder Return (TSR) as of June 11, 20212

	1-year	3-year	5-year	10-year
Peer Median	58.4%	86.9%	219.9%	234.1%
S&P 500	43.7%	61.2%	123.1%	304.4%
Nasdaq Telecommunications Index	31.1%	46.5%	99.8%	152.0%
Comtech Telecommunications Corp.	32.4%	(28.2%)	24.0%	27.7%

Peers: Axon Enterprise, Inc. (NASDAQ: AXON), Gilat Satellite Networks Ltd. (NASDAQ: GILT), Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), Mercury Systems Inc. (NASDAQ: MRCY), Motorola Solutions, Inc. (NYSE: MSI), ViaSat, Inc. (NASDAQ: VSAT)

Source: FactSet

The Company’s Performance Continues to Disappoint with Troubling FY21 Results and FY22 Outlook

While Comtech’s management may claim to be “incredibly proud of [the Company’s] performance during fiscal 2021”,3 we believe the Company’s poor financial results belie this rhetoric. We ask stockholders to consider the following:

Revenue

•	FY21 revenue was 13.4% lower than in FY19 (pre-Covid).
•	The mid-point of FY22E revenue guidance is below FY19 actual revenue. Importantly, if achieved, it will represent a meager 7.2% increase from Comtech’s revenue five years ago in FY17.
•	1QFY22E revenue of $115 million will be the lowest quarterly revenue in the last six years – even lower than what Comtech achieved during the depths of the Covid-19 pandemic.

Adjusted EBITDA

•	FY21 Adjusted EBITDA was 18.2% lower than in FY19 (pre-Covid).
•	The mid-point of FY22E Adjusted EBITDA guidance is below FY19 Adjusted EBITDA. Importantly, if achieved, it would represent a meager 3.2% increase from Comtech’s Adjusted EBITDA five years ago in FY17.
•	1QFY22E Adjusted EBITDA of $3 million would be the lowest quarterly Adjusted EBITDA in more than a decade of financial results, including the global financial crisis.

2 One business day prior to Outerbridge’s public letter to the Board, dated June 14, 2021.

3 Michael Bondi, Comtech FY21 Earnings Call, October 4, 2021.

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Furthermore, we believe stockholders should question Comtech’s ability to achieve even these disappointing FY22 targets given the unexpected negative revision to FY21 revenue guidance that was triggered by Comtech’s material and undisclosed Afghanistan exposure. We believe the Company’s lack of transparency regarding its Afghanistan exposure alone should cause stockholders to question whether they trust that this Board has stockholders’ best interests in mind.

Given the Board’s continued disappointing results and lack of transparency, it is no surprise that that for eight consecutive quarters the Company’s stock price has declined following its earnings announcements. In our view, this is a clear indication that other stockholders share our serious concerns and that the status quo is no longer tenable under the incumbent Board.

WE BELIEVE THE BOARD HAS OVERSEEN STRATEGIC FAILURES ACROSS ALL BUSINESS SEGMENTS

We believe Comtech has long suffered from strategic inattention at the Board level across nearly all business segments, which has harmed the Company’s operational results and hindered value creation.

In the Government Solutions segment, Comtech expects net sales in FY22 to be lower than the amount it achieved in FY21, likely resulting in the lowest organic revenue for this segment in decades. After peaking at $314 million in FY19 (FY16 - FY21 period), the Government Solutions segment revenue declined to $221 million in FY21 – down 29.6%. Even compared to FY20 (which was impacted by Covid), segment revenues were down 15.8% year-over-year, Adjusted EBITDA lower by 36.6%, and Net Income lower by 52.5% year-over-year in FY21.

Further, while Comtech has attributed the FY21 revenue decline to U.S. Armed Forces withdrawal from Afghanistan, as noted above, the Company completely failed to communicate this risk exposure to stockholders. This failure to report a material risk and attendant lack of transparency spanned over nine years of earnings calls and SEC filings, in which the Company did not once mention how vulnerable its Government Solutions segment was to Afghanistan. Not surprisingly, when in its FQ3 2021 earnings report the Company negatively revised its revenue guidance due to the U.S. Armed Forces’ withdrawal, Comtech’s share price fell 13.8%.

With respect to the Commercial Solutions segment, Comtech currently combines two business lines under this segment: (1) Satellite Ground Station Technologies (the “Satellite Business”) and (2) Public Safety and Location Technologies (the “911 Business”). Because the Company combines these two business lines under its Commercial Solutions segment, we believe the 911 Business’s growth has masked troubles in Comtech’s Satellite Business.

The Satellite Business’s revenues appear to have stagnated since at least FY15, when the business accounted for $204 million on an organic basis, which then declined to $176 million in FY16 and FY17. Subsequent to FY17, organic comparisons become difficult due to segment reporting, but the consolidated Commercial Solutions revenues that include the Satellite Business and the 911 Business grew at only a 1-2% CAGR between FY17 and FY21. By its own admission, in the Satellite Business, Comtech has long harvested its incumbency in legacy SCPC modem technology but has failed to organically develop leading solutions for the faster-growing TDMA market. We believe Comtech’s failure to deliver needed innovation has historically contributed to a loss of market share in the Satellite Business.

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Outerbridge believes the 911 Business, which we estimate contributes between $150 - $200 million in annual revenues and $30 - $45 million in EBITDA, is Comtech’s “crown jewel,” thanks to the powerful upgrade cycle underway across the United States for “Enhanced 911” or “NG911.” In fact, Outerbridge believes the intrinsic value of this segment alone likely exceeds Comtech’s current enterprise value based on comparable public companies. Unfortunately, we believe Comtech has failed to appropriately showcase the 911 Business to investors. Rather than breaking out revenue and EBITDA data for the 911 Business separately, Comtech has chosen to commingle 911 Business results with its Commercial Solutions segment alongside the low margin and slow growth Satellite Business. This has created a situation whereby this segment is currently compared to low margin hardware players like Viasat, Inc. and Gilat Satellite Networks Ltd., rather than high margin public safety and CCaaS players like Motorola Solutions, Inc., Axon Enterprise, Inc., Everbridge, Inc., NICE Ltd., and Five9, Inc.

WE ARE CONCERED BY THE COMPANY’S HISTORY OF POOR CAPITAL ALLOCATION DECISIONS AND FAILED M&A STRATEGY

In addition to the strategic failures outlined above, we believe the Board has continued to pursue an aggressive M&A strategy, despite management’s destruction of stockholder value.

In January of 2020, Comtech announced the proposed acquisition of Gilat Satellite Networks Ltd. (“Gilat”) for $524 million, triggering a sharp sell-off in the stock and a price drop of nearly 20% in a single day. We believe stockholders’ severely negative reaction to this deal was likely motivated at least in part by management and the Board’s poor track record managing prior large, leveraged acquisitions.

Indeed, in November of 2015, about a year after its own review of strategic alternatives was publicly called off, Comtech announced the acquisition of TeleCommunication Systems, Inc. (“TCS”) for $430 million. TCS had annual revenues of $365 million and Adjusted EBITDA of $40 million, with Comtech reporting annual revenues of $308 million and Adjusted EBITDA of $52 million. Comtech guided stockholders to expect further synergies of $8 - $12 million from the TCS deal, implying that EBITDA should have reached $100 million or more in the following years, and grown thereafter. Instead, due to organic declines in Comtech’s business, annual EBITDA never exceeded $93 million in the five years following the TCS merger, with FY21 EBITDA at just $77 million.

In the aggregate, Comtech has now invested ~$400 million of cash, including the $70 million termination fee paid to Gilat, and issued dilutive equity to pursue an apparently flawed M&A strategy (FY16 - FY21). Despite spending hundreds of millions of dollars and issuing the aforementioned shares, FY21 revenue was only 6% and Adjusted EBITDA 8% higher than in FY17, which was the first full year that incorporated results from the TCS acquisition.

WE ARE CONCERNED BY THE COMPANY’S POOR EXECUTIVE SUCCESION “PLANNING”

Prior to our involvement, the Board did not convey an appropriate succession plan for Chairman and CEO Mr. Kornberg, which we find deeply troubling given his age and nearly 50-year tenure at the Company’s helm. Given Comtech’s prolonged and dramatic stock price underperformance under his leadership, along with other long-tenured senior executives, we communicated to the Board that any succession planning should involve the retention of a highly credentialed national executive search firm with a focus first and foremost on finding qualified external candidates with fresh perspectives.

Instead of collaboratively engaging with Outerbridge when we privately brought our concerns about the Company’s executive succession planning to the Board’s attention and after we publicly aired these concerns, the Company disclosed on October 4th that it apparently had a “succession plan” in place since 2018. This “plan” was “initiated by the Board of Directors with its appointment of Mr. Porcelain as Chief Operating Officer in 2018 and President in 2020.” Interestingly, the Company never communicated this succession plan to stockholders until just recently and does not appear to have engaged an executive search firm to locate qualified external candidates.

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We believe this raises serious transparency concerns and stockholders should now question the Board’s conduct as fiduciaries in having chosen to name Mr. Porcelain as the Company’s next CEO. Mr. Porcelain and outgoing CEO Fred Kornberg have failed to create value for Comtech stockholders over the span of not just years, but decades. Prior to his appointment as COO and President, Mr. Porcelain served as Comtech’s CFO for twelve years, during which time the Company suffered sharp declines in organic revenues and profits and failed to generate a compelling return from allocated capital. Other stockholders appear to share our serious concerns as evidenced by the double-digit decline in Comtech’s share price in response to the announced planned appointment of Mr. Porcelain as CEO and a disappointing FY21 earnings announcement.

We Continue to Have Concerns with the Company’s Corporate Governance Practices

While Outerbridge acknowledges that the Board has announced certain actions that would improve its corporate governance practices, including the planned declassification of the Board and the retirement of three long-tenured directors, we believe these changes are reactionary and likely would not have occurred absent stockholder involvement. To be sure, given the fact that the Board currently has four directors with tenures of approximately 20 years or more, one of whom serves as Chairman and CEO, the other three of whom sit on the Nominating and Governance Committee, and one of whom serves as the Lead Independent Director, we question whether the Board had any real refreshment process in place prior to Outerbridge’s involvement, and that Comtech’s recent actions likely reflect its efforts to appease stockholders ahead of a potential proxy contest.

We believe the Board requires truly independent directors who will bring fresh perspectives and experiences to bear in their role as fiduciaries, and who will work proactively and consider the best interests of stockholders at all times. Importantly, Outerbridge does not believe Comtech’s recent governance maneuvers will resolve the Board’s lack of relevant experience, true independence, and stockholder alignment.

Furthermore, in addition to the litany of governance issues noted above, including, among others, the lack of an appropriate executive succession plan, the lack of transparency to stockholders and the failure to provide effective oversight of management, the Company continues to maintain the following stockholder-unfriendly governance practices:

•	Stockholders cannot call special meetings;
•	Stockholders cannot act by written consent;
•	Directors may only be removed for cause; and
•	A supermajority vote is required for certain Charter amendments.

We believe these governance provisions severely limit the ability of stockholders to seek to effect change at Comtech. Interestingly, the Board claims that it “has a long-standing commitment to sound and effective corporate governance,”4 yet has apparently failed to recognize two of the most important stockholder rights – the ability to act by written consent and the ability to call a special meeting – both of which are widely considered best-in-class corporate governance practices.

4 Comtech’s 2020 proxy statement.

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WE BELIEVE THERE IS A BETTER PATH FORWARD FOR COMTECH WITH THE ADDITION OF OUR HIGHLY QUALIFIED NOMINEES

Despite the challenges that face it, Comtech is a fundamentally sound business with promising future prospects and undervalued assets. Outerbridge believes Comtech’s long history of failure is due above all to a Board that is seemingly incapable of overseeing management or implementing appropriate strategies to unlock value.

Comtech is at an important juncture and faces critical decisions about its future direction. Unfortunately, the Board has failed to adequately disclose its strategy to stockholders and has chosen to appoint a new CEO that has overseen the Company’s persistent underperformance and failed strategies. We believe the Company needs a new plan with improved execution and enhanced Board oversight.

In contrast to Comtech’s current directors, we believe our Nominees possess ample industry expertise and bring a proven track record of successfully negotiating challenges in service both to corporate owners and to our country. As evidenced by their brief biographies below, our [three (3)] independent and highly qualified Nominees have deep operational, financial, and strategic experience within the government, satellite, law enforcement, and public safety sectors, in addition to backgrounds in mergers and acquisitions, crisis and risk management, leadership, and public company governance. Our Nominees are independent, accomplished, and highly capable individuals that possess deep familiarity with Comtech’s key markets, customers, and technologies, including Next Generation 911, commercial satellite, and government communications systems. Our Nominees have further led distinguished careers in public service: a notable positive as the United States Government remains Comtech’s largest customer.

We firmly believe that with the right Board in place, Comtech can be a best-in-class company in its industry and generate significant value for all stockholders.

Brief biographies of our highly qualified Nominees are as follows:

[Wendi Carpenter

•	Wendi Carpenter completed a distinguished 34-year career in the U.S. Navy before retiring as a Rear Admiral. She was the Commander of the Navy Warfare Development Command (driving key innovation, development, and acquisition in satellites, cyber, communications, and unmanned systems with other United States Government partners), Deputy Commander of the U.S. Second Fleet, and she held key senior U.S. joint and NATO executive positions. She provided crisis and disaster support to FEMA and HLS, and oversaw the Logistics Crisis Action Center for the Navy following 9/11. Rear Admiral Carpenter currently serves as an Independent Director and Chair of the Compensation Committee of SkyWater Technology, Inc. (NASDAQ: SKYT), a $1.2 billion market cap semiconductor development and manufacturing company with significant classified United States Government and aerospace communications business.

Sidney Fuchs

•	Sidney Fuchs currently serves as Chairman of the Board at Eutelsat America Corporation, a subsidiary of Eutelsat SA, a leading Paris-based satellite services and communications provider with over 1.2 billion euros in annual revenue. Previously, he served for eight years as an intelligence officer in the CIA before embarking on a prolific career leading and transforming U.S. Government defense contractors as a CEO and director. Most recently, he was the CEO and a director at MacAulay-Brown, Inc., where he led a highly successful turnaround and sale to Veritas Capital Fund Management, LLC.

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Jonathan Wackrow

•	Jonathan Wackrow is currently the Chief Operating Officer of Teneo Risk and serves as the Global Head of Security for Teneo, a CEO advisory firm. Jonathan also serves as a principal in the public safety practice advising senior government leaders and elected officials on law enforcement, public safety technology, and emergency management matters. Additionally, he is an exclusive Law Enforcement Analyst for CNN (Warner Media), providing exclusive on-air analysis of law enforcement, public safety, national security, counterterrorism, and physical security matters. Jonathan spent fourteen years as a Special Agent in the United States Secret Service, serving as a criminal investigator in New York City and as a member of the Presidential Protection Division in Washington, D.C.]

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has a classified Board, which is divided into three (3) classes. The directors in each class are elected for terms of three (3) years so that the term of office of one (1) class of directors expires at each annual meeting of stockholders. [As disclosed in the Company’s proxy statement, the Company is submitting the Declassification Proposal for approval by stockholders at the Annual Meeting. If approved, effective upon conclusion of the Annual Meeting [insert details once available]]. Based on publicly available information, we believe the terms of [two (2)] directors will expire at the Annual Meeting. We are seeking your support at the Annual Meeting to elect [three (3)] Nominees, Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow, in opposition to the Company’s [two (2)] director nominees.

This Proxy Statement and enclosed WHITE proxy card is soliciting proxies to elect only our nominees and does not confer voting power with respect to any of the Company’s director nominees. Your vote to elect our Nominees will have the legal effect of replacing [two (2)] of the Company’s director nominees with our Nominees. If elected, our Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they can implement the actions that they believe are necessary to maximize stockholder value. There is no assurance that any incumbent director will serve as a director if our Nominees are elected to the Board. You should refer to the Company's proxy statement for the names, background, qualifications, and other information concerning the Company's nominees.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of the Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes, and skills that led us to conclude that the Nominees should serve as directors of the Company is set forth above in the section entitled “Reasons for the Solicitation” and below. This information has been furnished to us by the Nominees. All of the Nominees are citizens of the United States of America.

[Wendi B. Carpenter (Rear Admiral, U.S. Navy, Retired), age 65, currently serves as the Principal and Founder of Gold Star Strategies LLC, a management consulting firm, since January 2012. Previously, Rear Admiral Carpenter served as the tenth President of the State University of New York Maritime College from 2011 to 2013 and as the State of New York Special Envoy for Maritime Matters from 2011 to 2014. Prior to that, from 1977 to 2011, she served a distinguished 34-year career as a Naval Officer in the United States Navy, where she served in various roles, including commanding or serving as deputy in organizations overseeing worldwide maritime and air operations, logistics, facilities management, and training of forces, culminating in her reaching the rank of Rear Admiral. She also served in key advisory roles and board positions with private, education, and government organizations during her time in the Navy. Rear Admiral Carpenter currently serves on the board of directors of SkyWater Technology, Inc. (NASDAQ: SKYT), a United States based semiconductor foundry, since October 2020, where she also serves as Chair of the Compensation Committee. Additionally, Rear Admiral Carpenter serves as a member of the Board of Advisors of Kokes Marine Technologies LLC, a marine research and component testing and evaluation company, since March 2018. Previously, she served as a Member of the Affordable Housing Advisory Council to the Federal Home Loan Bank of Atlanta, a United States Federal Home Loan Bank, from January 2016 to December 2019. Also, Rear Admiral Carpenter served as an Advisor to the Secretary General World Maritime Organization and World Maritime University Board of Governors, a post graduate research institution in maritime and ocean-related studies, from October 2013 to May 2015. Rear Admiral Carpenter holds a Bachelor of Science in Psychology from the University of Georgia and a Master of Arts in International Relations from Salve Regina University, and is a distinguished graduate of the U.S. Naval War College. Rear Admiral Carpenter has also completed numerous executive courses in business, organizational transformation, and diplomacy, including the Capstone Program at the National Defense University and the Senior Policy Course at the NATO School.

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Outerbridge Partners believes that Ms. Carpenter’s distinguished 34-year service in the U.S. Navy, culminating in her rank as Rear Admiral, as well as her prior public board experience make her well-qualified to serve on the Board.

Sidney E. Fuchs, age 60, currently serves as Chairman of the Board at Eutelsat America Corporation, a leading provider of commercial satellite communication solutions to the United States Government and subsidiary of Eutelsat SA (NTSE Euronext: ETL FP), a global satellite communications company, since January 2021. From August 2018 to August 2019, Mr. Fuchs served as Chief Operating Officer of Alion Science and Technology Corporation (“Alion”), a cybersecurity and defense technology solutions company. Prior to that, from 2011 to August 2018, he served as President, CEO, and a director of MacAulay-Brown, Inc., a cybersecurity and defense technology solutions company, which was acquired by Veritas Capital Fund Management, L.L.C., a private equity firm, in August 2018 and merged into Alion. Prior to that, Mr. Fuchs served as President, CEO, and a director of ATS Corporation (formerly NYSE AMEX: ATSC), an information technology services company, from 2010 to 2011. He served as President, CEO, and a director of OAO Technology Solutions, Inc., a global information technology services company, from 2007 to 2010. Prior to that, Mr. Fuchs served as President and CEO of TASC, Inc., a defense industry information and engineering technology subsidiary of Northrop Grumman Corporation (NYSE: NOC), a global aerospace and defense company, from 2002 to 2007. Prior to that, Mr. Fuchs served as Director of Strategic Services at Rational Software Corporation (formerly NASDAQ: RATL), a software systems and information technology solutions company that was acquired by International Business Machines Corporation (NYSE: IBM) in 2002, from 1998 to 2002. Prior to that, Mr. Fuchs served as Director of the Advanced Programs Group at Oracle Corporation (NYSE: ORCL), an enterprise information technology company, from 1997 to 1998. He served as Director of the Advanced Programs Group of Digital Equipment Corporation (formerly NYSE: DEC), a computer manufacturing company acquired by Compaq Computer Corporation (formerly NYSE: CPQ) in 1998. Prior to that, Mr. Fuchs served as an Intelligence Officer with the United States Central Intelligence Agency, a foreign intelligence service of the United States Federal Government, from 1987 to 1995. Mr. Fuchs currently serves as Strategic Advisor to the CEO for Belcan Engineering, LLC, an engineering and information technology solutions company, since June 2020. Additionally, Mr. Fuchs serves on the board of directors of each of Geocent, LLC, an information technology solutions company, since April 2020 and NT Concepts, a business solutions provider in the defense industry, since January 2020, and he serves on the board of advisors of INADEV Corporation, a business solutions provider for federal agencies and commercial enterprises, since August 2017. Mr. Fuchs also serves on the board of directors and the Compensation Committee of Buchanan & Edwards, Inc., an information technology and professional consulting firm, since September 2015. Previously, Mr. Fuchs served on the board of directors and the Compensation Committee of Applied Research Associates, Inc., an engineering and technical support service company, from 2010 to 2011. Also, Mr. Fuchs served on the board of directors and Audit Committee of Camber Corporation, a defense industry contractor, from 2010 to 2011. Further, from 2008 to 2011, Mr. Fuchs served as a member of the Defense Science Board Intelligence Task Force, an appointment he received from the Undersecretary of Defense for Intelligence, and upon nomination by the White House in 2002, he received an appointment by Secretary of Defense Donald H. Rumsfeld to the Board of Visitors, National Defense University, where he served as a board member and Distinguished Visiting Fellow until 2012. Mr. Fuchs holds a Bachelor of Science in Engineering and a Master of Science in Mechanical Engineering from Louisiana State University.

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Outerbridge Partners believes Mr. Fuchs’s substantial experience as a senior executive and member of the board of directors of numerous satellite, information technology, and technology manufacturing companies makes him well-qualified to serve on the Board.

Jonathan D. Wackrow, age 47, currently serves as Chief Operating Officer, Risk Advisory and Global Head of Security at Teneo Risk Advisory, the risk advisory practice of Teneo Holdings LLC, a management consulting firm, since December 2020, and previously served as Managing Director at Teneo Risk Advisory, since December 2017. Mr. Wackrow also serves as a Law Enforcement Analyst with the Cable News Network, a multinational news and information company owned by CNN Worldwide, a unit of Warner Media, which is owned by AT&T Inc. (NYSE: T), a multinational telecommunications company, since January 2017. Additionally, Mr. Wackrow currently serves as Co-Founder of J2 Strategies LLC, a media consulting firm, since September 2014. Mr. Wackrow served as an Executive Director at Rane Corporation, a privately held risk intelligence company, from May 2016 to December 2017. Mr. Wackrow served as President and Co-Founder of i4 Strategies, a consultancy providing risk, compliance, and integrity monitoring services, from August 2014 to May 2016. Prior to that, Mr. Wackrow served as a Special Agent in the United States Secret Service, a federal law enforcement agency under the United States Department of Homeland Security, where he served in a number of roles including its Office of Protective Operations from February 2009 to August 2014, in its Dignitary Protection Division from July 2008 to February 2009, and in its Office of Investigations from August 2001 to July 2008. Prior to that, Mr. Wackrow served as an Account Director with Millennium & Copthorne Hotels Limited, a London based hospitality company and a subsidiary of City Developments Limited (SGX: CIT SP), a global real estate operating company, during 2001. Earlier in his career, he served as an Account Manager with Starwood Hotels & Resorts Worldwide, Inc., an upscale hospitality company that was acquired by Marriott International, Inc. (NASDAQ: MAR), a worldwide operator, franchisor, and licensor of hotel, residential, and timeshare properties, from May 1997 to April 2001. Mr. Wackrow serves as Vice-Chair of the Executive Protection Counsel at ASIS International, a membership organization for security professionals, since October 2018. Previously, Mr. Wackrow served as an Advisory Board Member for the Center for Innovation Education at Rutgers University, a state university in New Jersey, from September 2017 to September 2019. Mr. Wackrow received a Bachelor of Science in Sociology from Loyola University Maryland.

Outerbridge Partners believes that Mr. Wackrow’s substantial leadership, risk advisory, intelligence, and law enforcement experience make him well-qualified to serve on the Board.

The principal business address of Ms. Carpenter is 2015B Natures Bend Drive, Fernandina Beach, FL 32034. The principal business address of Mr. Fuchs is 121 Formby, Williamsburg, VA 23188. The principal business address of Mr. Wackrow is 280 Park Avenue, New York, NY 10017.]

As of October [--], 2021, none of the Nominees beneficially own any securities of the Company nor have they entered into any transactions in the securities of the Company during the past two years.

For information regarding transactions in securities of the Company during the past two years by the Participants (as defined below), please see Schedule I. Each Nominee disclaims beneficial ownership of the shares of Common Stock reported owned by the other Participants in this solicitation.

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The Investor Group believes that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, Outerbridge Partners acknowledges that no director of a NASDAQ listed company qualifies as “independent” under the NASDAQ listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, the Investor Group acknowledges that if any Nominee is elected, the determination of the Nominee’s independence under the NASDAQ listing standards ultimately rests with the judgment and discretion of the Board. No Nominee is a member of the Company’s compensation, nominating, or audit committee that is not independent under any such committee’s applicable independence standards.

Outerbridge Capital has entered into letter agreements (the “Indemnification Agreements”) with each of the Nominees pursuant to which Outerbridge Capital has agreed to indemnify each of the Nominees against claims arising from the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting and any related transactions (the “Solicitation”). For the avoidance of doubt, such indemnification does not apply to any claims made against any such Nominee in his or her capacity as a director of the Company, if so elected.

The Participants have entered into a Group Agreement (the “Group Agreement”) pursuant to which, among other things, (a) the Participants agreed to solicit proxies for the election of the Nominees at the Annual Meeting, (b) the Nominees agreed not to enter into any transactions in the securities of the Company without the prior written consent of Outerbridge, and (c) Outerbridge agreed to bear all expenses incurred by the Participants in connection with the Participants’ activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

Each of the Nominees have granted Rory Wallace power of attorney to execute certain SEC filings and other documents in connection with the Solicitation.

Other than as stated herein, there are no arrangements or understandings between the members of Outerbridge and the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein are to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting. None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

We do not expect that any of the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed WHITE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying each of the Nominees, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and shares of Common Stock represented by the enclosed WHITE proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Outerbridge Partners that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve, constitutes an unlawful manipulation of the Company’s corporate machinery. In the event Outerbridge Partners nominates a substitute and/or additional nominee, as applicable, prior to the Annual Meeting, it will file an amended proxy statement identifying such nominee, disclosing whether such nominee has consented to being named in the revised proxy statement and to serve as a director of the Company if elected, and otherwise disclose such other information required by applicable law.

WE URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

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PROPOSAL NO. 2

ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s executive officers. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s executive officers and the philosophy, policies, and practices described in the Company’s proxy statement. Accordingly, the Company is asking stockholders to vote for the following resolution:

RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Company’s Proxy Statement dated [insert date], including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

According to the Company’s proxy statement, approval of this proposal requires the affirmative vote of the holders of a majority of the shares voted with respect to this proposal at the Annual Meeting.

As disclosed in the Company’s proxy statement, the stockholder vote on the say-on-pay proposal is an advisory vote only, and is not binding on the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for any of them. However, as disclosed in the Company’s proxy statement, the Executive Compensation Committee will consider the outcome of the vote when making future compensation decisions for named executive officers.

[WE MAKE NO RECOMMENDATION] WITH RESPECT TO THE SAY-ON-PAY PROPOSAL AND INTEND TO [“ABSTAIN”] FROM VOTING OUR SHARES WITH RESEPCT TO THIS PROPOSAL.

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PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Company’s Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending July 31, 2022 and is proposing that stockholders ratify such appointment. The Company is submitting the appointment of Deloitte & Touche LLP for ratification of the stockholders at the Annual Meeting.

As disclosed in the Company’s proxy statement, if stockholders do not ratify the selection of Deloitte & Touche LLP, it will be reconsidered by the Board. Even if the selection is ratified, the Audit Committee of the Board, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in stockholders’ best interests.

[WE MAKE NO RECOMMENDATION] WITH RESPECT TO THIS PROPOSAL AND INTEND TO VOTE OUR SHARES [“FOR”] THIS PROPOSAL.

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PROPOSAL NO. 4

DECLASSIFICATION PROPOSAL

[As discussed in further detail in the Company’s proxy statement, the Board has approved and recommends that the stockholders adopt an amendment to the Charter to eliminate the classification of the Board and provide for the annual election of directors [beginning with the [____] annual meeting of stockholders]. As more fully described in the Company’s proxy statement, [additional details to be provided]].

WE RECOMMEND A VOTE “FOR” THE DECLASSIFICATION PROPOSAL AND INTEND TO VOTE OUR SHARES “FOR” THE DECLASSIFICATION PROPOSAL

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VOTING AND PROXY PROCEDURES

Stockholders are entitled to one vote for each share of Common Stock held of record on the Record Date with respect to each matter to be acted on at the Annual Meeting. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the Record Date. Based on publicly available information, the Investor Group believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed WHITE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, [ABSTAIN] from the advisory vote to approve the named executive officer compensation, [FOR] the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2022, FOR the Declassification Proposal, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, as described herein.

Based on publicly available information, we believe the current Board intends to nominate [two (2)] candidates for election as directors at the Annual Meeting. Accordingly, the enclosed WHITE proxy card may only be voted for our Nominees and does not confer voting power with respect to the Company’s nominees. As explained below, the Company has a plurality vote standard for contested director elections so the [two (2)] nominees for director receiving the highest vote totals will be elected as directors of the Company. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, and qualifications of the Company’s nominees, and other information about them. In the event that some of the Nominees are elected, there can be no assurance that the Company nominee(s) who get the most votes and are elected to the Board will choose to serve on the Board with the Nominees who are elected.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of the Common Stock entitled to vote at the Annual Meeting on the Record Date will constitute a quorum for the transaction of business.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under applicable rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the proposals. Further, according to the Company’s proxy statement, broker non-votes will not be counted for purposes of establishing the presence of a quorum.

If you are a stockholder of record, you must deliver your vote pursuant to valid voting instructions or attend the Annual Meeting in person and vote in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum. Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting. Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will not be counted for purposes of attaining a quorum and will not be voted on the proposals.

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VOTES REQUIRED FOR APPROVAL

Election of Directors ─ According to the Company’s proxy statement, directors will be elected pursuant to a plurality voting standard, which means that the [two (2)] nominees for director receiving the highest number of “FOR” votes will be elected as directors of the Company. With respect to the election of directors, only votes cast “FOR” a nominee will be counted. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Neither an abstention nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

Advisory Vote on Executive Compensation ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, in order to be approved, the advisory vote on executive compensation must receive the affirmative vote of a majority of the shares voted with respect to this proposal at the Annual Meeting or by proxy. [The Company has indicated that abstentions and broker non-votes will have no direct effect on the outcome of this proposal.]

Ratification of the Selection of Accounting Firm ─ According to the Company’s proxy statement, assuming that a quorum is present, the ratification of Deloitte & Touche LLP will require the affirmative vote of a majority of the shares voted with respect to this proposal at the Annual Meeting or by proxy. [The Company has indicated that abstentions and broker non-votes will have no direct effect on the outcome of this proposal.]

Amendment of the Certificate of Incorporation to Declassify the Board ─ According to the Company’s proxy statement, the affirmative vote of at least eighty percent (80%) of the shares entitled to vote in the election of directors is required to approve the Declassification Proposal. [The Company has indicated that abstentions and broker non-votes will effectively represent votes against this proposal.]

If you sign and submit your WHITE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Outerbridge Partner’s recommendations specified herein and in accordance with the discretion of the persons named on the WHITE proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

APPRAISAL RIGHTS

Under applicable Delaware law, none of the holders of Common Stock are entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

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REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy), by voting again by telephone or through the Internet, by delivering a written notice of revocation, or by signing and delivering a subsequently dated proxy which is properly completed. The revocation may be delivered either to the Investor Group in care of Harkins Kovler at the address set forth on the back cover of this Proxy Statement or to the Company at 68 South Service Road, Suite 230, Melville, NY 11747 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to the Investor Group in care of Harkins Kovler at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock. Additionally, Harkins Kovler may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

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SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Investor Group. Proxies may be solicited by mail, facsimile, telephone, Internet, in person, and by advertisements.

Outerbridge has entered into an agreement with Harkins Kovler for solicitation and advisory services in connection with this solicitation, for which Harkins Kovler will receive a fee not to exceed $[_____], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Harkins Kovler will solicit proxies from individuals, brokers, banks, bank nominees, and other institutional holders. Outerbridge has requested banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Outerbridge will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Harkins Kovler will employ approximately 30 persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Outerbridge. Costs of this solicitation of proxies are currently estimated to be approximately $[_____] (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). Outerbridge estimates that through the date hereof its expenses in connection with this solicitation are approximately $[_____]. Outerbridge may seek reimbursement from the Company of all expenses it incurs in connection with this solicitation but does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The members of Outerbridge and the Nominees are participants in this solicitation (each, a “Participant” and collectively, the “Participants”).

Each of Outerbridge Partners and Outerbridge Bartleby Fund is a Delaware limited partnership. Each of Outerbridge GP, Outerbridge Bartleby GP, and Outerbridge Capital is a Delaware limited liability company. Mr. Wallace is a citizen of the United States of America.

The principal business of each of Outerbridge Partners and Outerbridge Bartleby Fund is investing in securities. The principal business of Outerbridge GP is serving as the general partner of Outerbridge Partners. The principal business of Outerbridge Bartleby GP is serving as the general partner of Outerbridge Bartleby Fund. The principal business of Outerbridge Capital is serving as the investment manager of Outerbridge Partners, Outerbridge Bartleby Fund, and certain managed accounts (the “Managed Accounts”). The principal occupation of Mr. Wallace is serving as the managing member of Outerbridge Capital, Outerbridge GP, and Outerbridge Bartleby GP.

The address of the principal office of each of Outerbridge Partners, Outerbridge Capital, Outerbridge GP, Outerbridge Bartleby Fund, Outerbridge Bartleby GP, and Mr. Wallace is 767 Third Avenue, 11th Floor New York, New York 10017.

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As of October [--], 2021, Outerbridge Partners directly owns 599,750 shares of common stock, including 515,000 shares of Common Stock underlying call options currently exercisable. As of October [--], 2021, Outerbridge Bartleby Fund directly owns 43,200 shares of common stock. Outerbridge GP, as the general partner of Outerbridge Partners, may be deemed the beneficial owner of the 599,750 shares of common stock owned by Outerbridge Partners, including 515,000 shares of Common Stock underlying call options currently exercisable. Outerbridge Bartleby GP, as the general partner of Outerbridge Bartleby Fund, may be deemed the beneficial owner of the 43,200 shares of common stock owned by Outerbridge Bartleby Fund. Outerbridge Capital, as the investment manager of Outerbridge Partners, Outerbridge Bartleby Fund, and the Managed Accounts, may be deemed the beneficial owner of the 1,314,030 shares of common stock owned in the aggregate by Outerbridge Partners and Outerbridge Bartleby Fund and held by the Managed Accounts. Mr. Wallace, as the managing member of Outerbridge Capital, Outerbridge GP, and Outerbridge Bartleby GP, may be deemed to own 1,314,030 shares of Common Stock owned in the aggregate by Outerbridge Partners and Outerbridge Bartleby Fund and held by the Managed Accounts.

Each Participant in this solicitation disclaims beneficial ownership of the shares of Common Stock he, she, or it does not directly own. For information regarding purchases and sales of securities of the Company during the past two years by the Participants, see Schedule I.

The shares of Common Stock owned directly by Outerbridge Partners, Outerbridge Bartleby Fund, and held in the Managed Accounts were purchased with working capital.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements, or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any Participant in this solicitation or any of his, her, or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

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OTHER MATTERS AND ADDITIONAL INFORMATION

The Investor Group is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which the Investor Group is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed WHITE proxy card will vote on such matters in their discretion.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Harkins Kovler, at the following address or phone number: 3 Columbus Circle, 15th Floor, New York, NY 10019 or call toll free at +1 (800) 257-3995. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our proxy solicitor at the above address and phone number.

The information concerning the Company and the proposals in the Company’s proxy statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements, and are not in a position to verify such information and statements. All information relating to any person other than the Participants is given only to the knowledge of the Investor Group.

This Proxy Statement is dated ________________, 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to stockholders shall not create any implication to the contrary.

Stockholder PROPOSALS

According to the Company’s proxy statement, any stockholder proposal intended to be included in the Company's proxy statement and form of proxy for the 2022 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company no later than [______], and must meet the requirements as to form and substance set forth in the rules and regulations of the SEC, including Rule 14a-8. Such proposals must be delivered or mailed to the Company’s Secretary at the address noted below.

According to the Company’s proxy statement, proposals and director nominations of stockholders intended to be considered at the 2022 annual meeting of stockholders, other than by means of inclusion in the Company’s proxy statement and form of proxy card under Rule 14a-8 and the proxy access bylaws, must be received at the Company’s principal executive offices no earlier than [--], 2022 and no later than the close of business on [--], 2022 (i.e., not fewer than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders). If the 2022 annual meeting of stockholders is not held within 30 days before or after such anniversary date, then the stockholder's notice must be delivered to or mailed and received at the Company’s principal executive offices not later than 60 days prior to such annual meeting. Such proposals or nominations must be delivered or mailed to and received at the Company’s principal executive offices at 68 South Service Road, Suite 230, Melville, NY 11747.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2022 annual meeting of stockholders is based on information contained in the Company’s proxy statement. The incorporation of this information in this proxy statement should not be construed as an admission by Outerbridge that such procedures are legal, valid, or binding.

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ADDITIONAL INFORMATION

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING based on reliance on Rule 14a-5(c). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF THE COMPANY’S DIRECTORS, RELATED PERSON TRANSACTIONS AND GENERAL INFORMATION CONCERNING THE COMPANY’S ADMINISTRATION AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

Outerbridge Partners, LP

__________________, 2021

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SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Nature of the Transaction	Securities Purchased/(Sold)	Date of Purchase/Sale

OUTERBRIDGE MASTER FUND LP

Purchase of Common Stock	7,800	11/09/2020
Purchase of Common Stock	3,062	11/13/2020
Sale of Common Stock	(10,862)	11/16/2020
Purchase of Common Stock	9,483	11/24/2020
Purchase of Common Stock	4,683	11/25/2020
Purchase of Common Stock	2,785	11/27/2020
Disposition of Common Stock[1]	(16,951)	12/01/2020

I-1

OUTERBRIDGE PARTNERS, LP

Acquisition of Common Stock[1]	16,951	12/01/2020
Purchase of Common Stock	5,123	12/02/2020
Purchase of Common Stock	3,053	12/04/2020
Purchase of Common Stock	8,000	12/17/2020
Purchase of Common Stock	5,000	01/06/2021
Sale of Common Stock	(2,900)	01/22/2021
Sale of Common Stock	(10,000)	01/25/2021
Purchase of Common Stock	5,000	01/29/2021
Purchase of Common Stock	5,000	02/01/2021
Purchase of Common Stock	3,000	02/03/2021
Sale of Common Stock	(38,227)	02/04/2021
Purchase of Common Stock	35,000	02/09/2021
Sale of Common Stock	(35,000)	02/11/2021
Purchase of Common Stock	23,869	02/16/2021
Purchase of Common Stock	7,380	02/17/2021
Sale of Common Stock	(31,249)	02/22/2021
Purchase of Common Stock	33,500	03/01/2021
Sale of Common Stock	(33,500)	03/12/2021
Purchase of Common Stock	60,000	05/06/2021
Purchase of Common Stock	2,600	05/12/2021
Sale of Common Stock	(62,600)	05/12/2021
Purchase of May 21, 2021 Call Options ($22.50 Strike Price)	28,900	05/13/2021
Purchase of Common Stock	8,100	05/14/2021
Purchase of Common Stock	700	05/19/2021
Purchase of Common Stock	10,000	05/21/2021
Purchase of Common Stock[2]	28,900	05/21/2021
Purchase of Common Stock	13,000	05/25/2021
Purchase of June 18, 2021 Call Options ($25.00 Strike Price)	30,000	05/27/2021
Purchase of June 18, 2021 Call Options ($25.00 Strike Price)	20,000	06/04/2021
Purchase of Common Stock	10,000	06/08/2021
Purchase of Common Stock	15,000	06/09/2021
Sale of Common Stock	(45,000)	06/09/2021
Sale of Common Stock	(40,700)	06/09/2021
Purchase of June 18, 2021 Call Options ($20.00 Strike Price)	50,000	06/10/2021
Purchase of June 18, 2021 Call Options ($22.50 Strike Price)	50,000	06/10/2021
Purchase of Common Stock	37,500	06/11/2021
Purchase of July 16, 2021 Call Options ($25.00 Strike Price)	50,000	06/15/2021
Purchase of July 16, 2021 Call Options ($25.00 Strike Price)	50,000	06/16/2021
Sale of June 18, 2021 Call Options ($22.50 Strike Price)	(37,000)	06/18/2021
Sale of June 18, 2021 Call Options ($25.00 Strike Price)	(50,000)	06/18/2021
Purchase of Common Stock[2]	50,000	06/18/2021
Purchase of Common Stock[2]	13,000	06/18/2021
Purchase of Common Stock	20,000	06/21/2021
Purchase of October 15, 2021 Call Options ($30.00 Strike Price)	30,000	06/22/2021
Sale of Common Stock	(20,000)	06/24/2021
Purchase of Common Stock	20,000	06/28/2021
Purchase of October 15, 2021 Call Options ($30.00 Strike Price)	50,000	07/01/2021
Purchase of October 15, 2021 Call Options ($30.00 Strike Price)	100,000	07/13/2021
Sale of Common Stock	(80,000)	07/16/2021
Purchase of August 20, 2021 Call Options ($25.00 Strike Price)	250,000	07/16/2021
Sale of Common Stock	(12,900)	07/27/2021
Sale of Common Stock	(1,900)	08/03/2021
Sale of Common Stock	(24,700)	08/10/2021
Sale of August 20, 2021 Call Options ($25.00 Strike Price)	(125,000)	08/13/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)	125,000	08/13/2021
Purchase of October 15, 2021 Call Options ($30.00 Strike Price)	50,000	08/17/2021
Sale of August 20, 2021 Call Options ($25.00 Strike Price)	(125,000)	08/20/2021
Purchase of October 15, 2021 Call Options ($30.00 Strike Price)	125,000	08/20/2021
Purchase of Common Stock	40,000	08/20/2021
Purchase of Common Stock	3,222	08/20/2021
Sale of Common Stock	(538)	08/20/2021
Sale of Common Stock	(24,869)	08/23/2021
Sale of Common Stock	(17,815)	08/24/2021
Purchase of Common Stock	10,000	09/15/2021
Purchase of Common Stock	14,249	09/16/2021
Purchase of Common Stock	14,501	09/17/2021
Purchase of Common Stock	10,000	09/21/2021
Purchase of Common Stock	10,000	09/22/2021
Purchase of Common Stock	10,000	09/30/2021
Sale of October 15, 2021 Call Options ($30.00 Strike Price)	(175,000)	10/04/2021
Purchase of November 19, 2021 Call Options ($30.00 Strike Price)	175,000	10/04/2021
Purchase of November 19, 2021 Call Options ($25.00 Strike Price)	40,000	10/05/2021
Sale of October 15, 2021 Call Options ($30.00 Strike Price)	(175,000)	10/05/2021
Purchase of November 19, 2021 Call Options ($30.00 Strike Price)	175,000	10/05/2021
Purchase of Common Stock	10,000	10/06/2021
Sale of October 15, 2021 Call Options ($30.00 Strike Price)	(5,000)	10/14/2021
Purchase of Common Stock	5,000	10/14/2021

I-2

OUTERBRIDGE BARTLEBY FUND, LP

Purchase of Common Stock	4,200	07/29/2021
Purchase of Common Stock	2,133	08/02/2021
Purchase of Common Stock	36,867	08/02/2021

OUTERBRIDGE CAPITAL MANAGEMENT, LLC
(Through the Managed Accounts)

Purchase of Common Stock	64,415	05/11/2021
Purchase of Common Stock	56,665	05/11/2021
Purchase of June 18, 2021 Call Options ($25.00 Strike Price)	26,600	06/18/2021
Purchase of July 16, 2021 Call Options ($25.00 Strike Price)	159,600	06/18/2021
Purchase of Common Stock	106,400	06/18/2021
Sale of June 18, 2021 Call Options ($25.00 Strike Price)	(26,600)	06/18/2021
Purchase of Common Stock	26,600	06/18/2021
Purchase of June 18, 2021 Call Options ($25.00 Strike Price)	23,400	06/18/2021
Purchase of July 16, 2021 Call Options ($25.00 Strike Price)	140,400	06/18/2021
Purchase of Common Stock	93,600	06/18/2021
Sale of June 18, 2021 Call Options ($25.00 Strike Price)	(23,400)	06/18/2021
Purchase of Common Stock	23,400	06/18/2021
Sale of July 16, 2021 Call Options ($25.00 Strike Price)	(159,600)	07/01/2021
Purchase of Common Stock	159,600	07/01/2021
Sale of July 16, 2021 Call Options ($25.00 Strike Price)	(140,400)	07/01/2021
Purchase of Common Stock	140,400	07/01/2021

__________________________

1 Represents an internal transfer of shares of Common Stock from Outerbridge Master Fund LP to Outerbridge Partners, LP.

2 Represents a purchase of shares of Common Stock underlying certain American-style call options that were exercised.

I-3

SCHEDULE II

The following table is reprinted from the Company’s proxy statement filed with the Securities and Exchange Commission on ________, 2021.

[--]

II-1

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give Outerbridge Partners your proxy “FOR” the election of the Nominees and in accordance with the Investor Group’s recommendations on the other proposals on the agenda for the Annual Meeting by taking these three steps:

●	SIGNING the enclosed WHITE proxy card;
●	DATING the enclosed WHITE proxy card; and
●	MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee, or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating, and returning the enclosed WHITE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Harkins Kovler, LLC at the address set forth below.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of the Investor Group’s proxy materials,

please contact:

3 Columbus Circle, 15th Floor

New York, NY 10019

Stockholders call toll free at +1 (800) 257-3995

Email: CMTL@harkinskovler.com

WHITE PROXY CARD

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED OCTOBER 15, 2021

COMTECH TELECOMMUNICATIONS CORP.

2021 ANNUAL MEETING OF StockholderS

THIS PROXY IS SOLICITED ON BEHALF OF OUTERBRIDGE PARTNERS, lp and the other participants in its solicitation

THE BOARD OF DIRECTORS OF COMTECH TELECOMMUNICATIONS CORP.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints Rory Wallace and [____], and each of them, as attorneys and agents with full power of substitution to vote all shares of common stock, par value $0.10 (the “Common Stock”), of Comtech Telecommunications Corp. (the “Company”), which the undersigned would be entitled to vote if personally present at the 2021 Annual Meeting of Stockholders of the Company scheduled to be held on [ __________, 2021 at _:___ _.m]., Eastern Standard Time, at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, NY 11747 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse side of this form and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Outerbridge Partners, LP (“Outerbridge Partners”), a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE SIDE OF THIS FORM, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “[ABSTAIN]” FROM PROPOSAL 2, “[FOR]” PROPOSAL 3, AND “FOR” PROPOSAL 4.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with Outerbridge Partners’ solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

WHITE PROXY CARD

[X] Please mark vote as in this example

OUTERBRIDGE PARTNERS STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1. OUTERBRIDGE PARTNERS [MAKES NO RECOMMENDATION] WITH RESPECT TO PROPOSALS 2 AND 3. OUTERBRIDGE PARTNERS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL 4.

1.	Outerbridge Partners’ proposal to elect its nominees, [Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow,] to serve as directors of the Company:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEE(S) EXCEPT WRITTEN BELOW
Nominees:	[Wendi B. Carpenter Sidney E. Fuchs Jonathan D. Wackrow]	☐	☐	☐ __________________ __________________ __________________

Outerbridge Partners does not expect that any of the nominees will be unable to stand for election, but, in the event the nominees are unable to serve or for good cause will not serve, the shares of Common Stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, Outerbridge Partners has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and shares of Common Stock represented by this proxy card will be voted for such substitute nominee(s).

OUTERBRIDGE PARTNERS INTENDS TO USE THIS PROXY TO VOTE “FOR ALL NOMINEES”, WHICH INCLUDES [MS. CARPENTER AND MESSRS. FUCHS AND WACKROW].

THERE IS NO ASSURANCE THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY WILL SERVE AS DIRECTORS IF OUR NOMINEES ARE ELECTED.

NOTE: If you do not wish for your shares to be voted “FOR” a particular nominee, mark the “FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW” box and write the name(s) of the nominee(s) you do not support on the line(s) above. Your shares will be voted for the remaining nominee(s).

2.	Company’s proposal to approve, on an advisory basis, the Company’s named executive officer compensation.
☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Company’s proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2022.
☐ FOR	☐ AGAINST	☐ ABSTAIN

WHITE PROXY CARD

4.	[Company’s proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board.]
☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH THEY ARE SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.